CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Third Party Service Providers,” “Other Service Providers” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference and use of our reports dated October 29, 2010 on the financial statements and financial highlights of American Beacon Zebra Large Cap Equity Fund and American Beacon Zebra Small Cap Equity Fund as of and for the period ended August 31, 2010 in the Registration Statement (Form N-1A) of the American Beacon Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 97 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).
/s/ Ernst & Young LLP
Dallas, Texas
December 23, 2010